EXHIBIT 23.3

McGladrey & Pullen LLP
750 3rd Avenue, 9th Floor New York, NY 10017-2719
O 212.986.3900
F 212.972.9088 www.mcgladrey.com

Consent of Independent Auditor

We consent to the incorporation by reference in the accompanying Registration Statement on Form S-3 of Smart Balance, Inc. of our report dated March 19, 2007 (except for Note 2, for which the date is April 15, 2007), relating to our audit of the consolidated financial statements of GFA Holdings, Inc and Subsidiary as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2006, 2005 and the period from February 5, 2004 (inception) through December 31, 2004, included in the Definitive Proxy Statement filed by Boulder Specialty Brands, Inc., pursuant to Section 14(a) of the Securities Exchange Act of 1934 on April 27, 2007.

We also consent to the incorporation by reference in the accompanying Registration Statement on Form S-3 of Smart Balance, Inc. of our report dated September 11, 2006 (except for Note 2, for which the date is April 15, 2007), relating to our audit of the combined financial statements of GFA Brands, Inc, and Fitness Foods, Inc, as of March 31, 2004 and for the three month period ended March 31, 2004, and related supplementary information, included in the Definitive Proxy Statement filed by Boulder Specialty Brands, Inc., pursuant to Section 14(a) of the Securities Exchange Act of 1934 on April 27, 2007.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of the Registration Statement.

New York, New York

November 30, 2007

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.